UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VERACYTE, INC.
(Name of Registrant as Specified in its Charter) _____________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF VERACYTE, INC.
TO BE HELD ON JUNE 8, 2023
This proxy statement supplement (the “Supplement”), dated June 1, 2023, provides updated information with respect to the 2023 annual meeting (“Annual Meeting”) of Veracyte, Inc. (the “Company”) to be held virtually on Thursday, June 8, 2023 at 10:00 a.m. Pacific Time.
This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) to provide an update related to Veracyte’s adoption of a Clawback Policy as further described below. The Supplement is being made available to the stockholders of the Company on or about June 1, 2023. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on April 27, 2023 (the “Proxy Statement”) continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.
***
On April 28, 2023, following the filing of the Proxy Statement, and at a regularly scheduled board meeting, the Board of Directors of Veracyte, Inc. adopted a Compensation Recovery Policy (“Clawback Policy”). The Company’s Clawback Policy is in accordance with the final rules regarding recovery of erroneously awarded executive officer compensation in connection with an accounting restatement, as adopted by the SEC in October 2022, and consistent with the corresponding listing standards proposed by The Nasdaq Stock Market LLC (“Nasdaq”) (together, the “Clawback Rules”). Pursuant to the Clawback Policy, and subject to certain limited exceptions in the Clawback Rules, in the event the Company is required to restate its financial statements, the Company is required to recoup erroneously awarded incentive-based compensation (as described in the Clawback Rules, including both cash and equity compensation) paid to any current or former executive officer (as described in the Clawback Rules) during the three completed fiscal years immediately prior to the date the accounting restatement was required. The amount recoverable is the amount of any incentive-based compensation received by the executive officer based on the financial statements prior to the restatement that exceeds the amount that such executive officer would have received had the incentive-based compensation been determined based on the financial restatement.
None of the agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By Order of the Board of Directors,

/s/ Marc Stapley

Marc Stapley
Chief Executive Officer